WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                   Senior Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


    WERNER ENTERPRISES REPORTS RECORD OPERATING REVENUES AND EARNINGS

Omaha, Nebraska, October 14, 2004:
---------------------------------

     Werner Enterprises, Inc. (Nasdaq: WERN-news), one of the nation's largest truckload transportation companies, reported record revenues and earnings for the third quarter ended September 30, 2004. Operating revenues increased 16% to $425.4 million compared to $368.0 million in third quarter 2003. Net income increased 18% to $24.3 million compared to $20.5 million in third quarter 2003. Earnings per share for third quarter 2004 were $.30 per share, or 21% higher than the $.25 per share earned in third quarter 2003.

     "I am pleased to report our twelfth consecutive quarter of improved year-over-year earnings. Despite rising costs for fuel and driver pay, we improved our operating margin by negotiating needed rate increases," said Chairman and Chief Executive Officer Clarence (C.L.) Werner. "Our freight volumes and service performance are at a high level as we move into the seasonally strongest period of the year."

     During third quarter 2004, the truckload freight economy continued to strengthen due to ongoing truck capacity constraints. An extremely challenging driver recruiting market is causing most large truckload carriers to limit their fleet additions. During the past quarter, Werner's principal daily measurement of freight demand, the percentage of loads available to trucks available, was consistently higher than the same period a year ago. This is particularly noteworthy since (1)
freight demand comparisons became more challenging due to sequential freight demand improvement that occurred a year ago from second quarter 2003 to third quarter 2003 and (2) record high fuel prices and other economic factors that seem to be slowing the pace of growth in same-store-sales for large retail customers. Werner expects tight capacity and strong demand for fourth quarter 2004, however fourth quarter 2004 has one less business day than fourth quarter 2003.

     Beginning in August, our sales and marketing team met with customers to negotiate rate increases. Much of our contractual business renews in the latter part of third quarter and fourth quarter. We made excellent progress as revenue per total mile, net of fuel surcharges, rose almost four cents a mile, or 3%, sequentially from second quarter 2004 to third quarter 2004. Revenue per total mile is expected to further increase sequentially from third quarter 2004 to fourth quarter

2004 as a larger percentage of rate increases become effective. Revenue per total mile, net of fuel surcharges, rose almost 6% from third quarter 2003 to third quarter 2004.

     Soaring fuel prices reached unprecedented levels during third quarter 2004. Diesel fuel prices, excluding taxes, in the previous quarter (second quarter 2004) were the highest in our eighteen years as a public company. Prices rose further in third quarter 2004, averaging 13 cents a gallon, or 12% higher than second quarter 2004. Compared to third quarter 2003, average diesel fuel prices, excluding taxes, increased 40 cents a gallon, or 46%. Prices increased 37 cents a gallon from the beginning of third quarter 2004 to the end of third quarter 2004, including a 10-cent per gallon spike in the last full week of the quarter.

     The Company's existing customer fuel surcharge programs helped to minimize the earnings impact of record high fuel prices. These surcharge programs, which automatically adjust as fuel prices change, enable the Company to recover a significant portion of the fuel price increases. The Company's fuel surcharge revenue per total mile was 11.5 cents in third quarter 2004. Consistent with preliminary estimates previously disclosed in the Company's second quarter 10-Q filed with the SEC on August 2, 2004, during third quarter 2004 the Company's earnings were negatively impacted by three cents per share compared to third quarter 2003 due to rising fuel prices, net of fuel surcharge revenues.

     Fuel prices in the first fourteen days of October 2004 averaged 62 cents a gallon higher than average fuel prices for fourth quarter 2003. Typical fuel surcharge programs specify a base price per gallon when surcharges can begin to be billed. Above this base price, carriers bill a surcharge rate per mile when the price per gallon falls in a bracketed range of fuel prices. When fuel prices increase, fuel surcharges recoup a lower percentage of the incrementally higher costs due to the impact of inadequate recovery for empty miles, out-of-route miles, truck idle time, and "bracket creep". For example, the Department of Energy national average fuel price per gallon is a record $2.09 this week, or $.61 per gallon higher than the same week a year ago. If the Company recovers 70% of the increased price per gallon through its fuel surcharge program, the remaining 30% not recovered reduces the Company's operating margin. In this example, $.18 per gallon is not recovered, thereby causing a shortfall of approximately three cents a mile. Assuming fuel prices remain at today's price levels for the remainder of fourth quarter 2004, the negative impact of changing fuel prices on earnings for fourth quarter 2004 compared to fourth quarter 2003 is estimated to be approximately five cents to seven cents per share.

     On August 1, the Company's previously announced two cent per mile pay raise became effective for two months of the quarter, for company solo drivers in its medium-to-long haul Van division. This increased the pay of approximately one quarter of the Company's drivers and had an after-tax cost of one cent per share in third quarter 2004. We experienced an improvement in driver turnover since the announcement of this pay raise, however the driver recruiting market continues to be difficult.

     Value Added Services (VAS) revenues, primarily brokerage, continued their strong growth trend and increased 86% in third quarter 2004 to $41.2 million compared to third quarter 2003. In addition, VAS revenues grew 6% sequentially from second quarter to third quarter. We expect to continue to capitalize on the sophisticated service, management, and technology advantages of our Werner logistics solution in an improving freight market. During fourth quarter, the Company expects to add several hundred trailers to support trailer capacity needs and offer tracking and tracing to customers in its growing intermodal operation.


                                                 3Q04               3Q03
                                           ---------------    ---------------
Value Added Services (amounts in 000's)        $       %          $       %
---------------------------------------    ---------------    ---------------
Revenues                                   $41,174   100.0    $22,129   100.0
Rent and purchased transportation expense   37,318    90.6     20,548    92.9
                                           -------            -------
Gross margin                                $3,856     9.4     $1,581     7.1
                                           =======            =======

     The Company's VAS business operates with a lower operating margin and a higher return on assets than the trucking business. Due to the substantial growth in VAS business in third quarter 2004 compared to third quarter 2003, the Company's overall operating ratio was affected. Also, the significant increase in fuel expense and related fuel surcharge revenues increases the Company's operating ratio. If VAS rent and purchased transportation expenses are offset against VAS revenues and fuel surcharge revenues are offset against fuel expense, the Company's operating ratio would be 170 basis points lower in third quarter 2004 and 90 basis points lower in third quarter 2003.

     On July 16, the U.S. Circuit Court of Appeals for the District of Columbia rejected the new hours of service rules for truck drivers that had been in place since January 2004 because it said the Federal Motor Carrier Safety Administration (FMCSA) had failed to address the impact of the rules on the health of drivers as required by Congress. In addition, the judge's ruling noted other areas of concern including the increase in driving hours from 10 hours to 11 hours, the exception that allows drivers to split their required rest periods, the new rule allowing drivers to reset their 70-hour clock to 0 hours after 34 consecutive hours off duty, and the decision by the FMCSA not to require the use of electronic onboard recorders to monitor driver compliance.

     On September 30, the extension of the Federal highway bill signed into law by the President extended the current hours of service rules for one year or whenever the FMCSA develops a new set of regulations, whichever comes first.

     On September 21, the FMCSA approved Werner's exemption for its paperless log system (electronic hours of service system) that moves this exemption from the FMCSA-approved pilot program that began in 1998 to permanent status. The exemption is to be renewed every two years. Werner is the only truckload carrier with an approved electronic hours of service system. In the exemption notice published in the Federal Register, the FMCSA stated, "The agency believes the terms and conditions of the exemption achieve a level of safety equivalent to, or greater than, that provided by complying with the current records of duty status" and "Werner has cooperated completely in working with FMCSA to evaluate its use of GPS-related technology."

     Werner grew its dedicated fleet from about one-quarter of its total truck fleet in third quarter 2003 to over one-third of its total truck fleet in third quarter 2004. Much of the 750-truck growth in the dedicated fleet occurred in fourth quarter 2003. Since the Company's overall truck fleet increased by 150 trucks in the last twelve months, the growth in the dedicated fleet was primarily offset by a reduction in the Company's medium-to-long-haul van fleet. Dedicated fleet business tends to have lower miles per trip, a higher empty mile percentage, a higher rate per loaded mile, and lower miles per truck per month. The growth in the dedicated business has a corresponding effect on these same operating statistics for the entire Company. For example, if dedicated fleet business is excluded from the total company operating statistics for both third quarter 2004 and third quarter 2003, the empty mile percentage declined from 9.8% to 8.9%.

     Gains on sales of revenue equipment, primarily trucks, are reflected as a reduction of Other Operating Expenses in the Company's income statement and were $1.7 million in third quarter 2004 compared to

$2.3 million in third quarter 2003. Werner Enterprises' wholly-owned subsidiary, Fleet Truck Sales, is one of the largest domestic truck sales entities with 16 truck sales locations throughout the United States.

     The average age of the Company truck fleet declined from 1.7 years as of June 30, 2004 to 1.6 years as of September 30, 2004, consistent with the Company's plans to reduce the age of its fleet in the last half of 2004. The percentage of the Company fleet with the post-October 2002 engines increased from 23% as of June 30, 2004 to 35% as of September 30, 2004.

     During third quarter 2004, the Company purchased 402,000 shares of its common stock at an average price of $18.44 per share, for a total of $7.4 million. Year-to-date, the Company has purchased 1,173,200 shares at an average price of $18.40 per share for a total of $21.6 million. The Company has an additional 3.8 million shares available for repurchase under the Board of Directors' existing authorization.

     The Company's continuing goal is to improve its annual operating margin to 10% or better before increasing the Company's fleet growth rate, assuming an adequate supply of drivers is available.


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                             Quarter       % of         Quarter       % of
                              Ended      Operating       Ended      Operating
                             9/30/04     Revenues       9/30/03     Revenues
                            --------     ---------     --------     ---------

Operating revenues          $425,409         100.0     $368,034         100.0
                            --------     ---------     --------     ---------

Operating expenses:
   Salaries, wages and
     benefits                136,977          32.2      131,094          35.6
   Fuel                       55,245          13.0       38,119          10.4
   Supplies and maintenance   33,564           7.9       32,568           8.8
   Taxes and licenses         26,699           6.3       25,806           7.0
   Insurance and claims       17,663           4.2       18,446           5.0
   Depreciation               36,514           8.6       33,708           9.2
   Rent and purchased
     transportation           74,617          17.5       52,396          14.2
   Communications and
     utilities                 4,863           1.1        4,340           1.2
   Other                        (243)         (0.1)      (1,171)         (0.3)
                            --------     ---------     --------     ---------
      Total operating
        expenses             385,899          90.7      335,306          91.1
                            --------     ---------     --------     ---------
Operating income              39,510           9.3       32,728           8.9
                            --------     ---------     --------     ---------

Other expense (income):
   Interest expense                5           0.0          279           0.1
   Interest income              (710)         (0.1)        (430)         (0.1)
   Other                          45           0.0           47           0.0
                            --------     ---------     --------     ---------
      Total other expense
        (income)                (660)         (0.1)        (104)          0.0
                            --------     ---------     --------     ---------

Income before income taxes    40,170           9.4       32,832           8.9
Income taxes                  15,871           3.7       12,316           3.3
                            --------     ---------     --------     ---------
Net income                   $24,299           5.7      $20,516           5.6
                            ========     =========     ========     =========

Diluted shares outstanding    80,573                     81,932
                            ========                   ========
Diluted earnings per share      $.30                       $.25
                            ========                   ========

                                   OPERATING STATISTICS
                               (Quarter Ended September 30)
                              3Q04       % Change        3Q03
                            --------     ---------     --------
Trucking revenues, net of
  fuel surcharge (1)        $348,408        6.5%       $327,071
Trucking fuel surcharge
  revenues (1)                29,625      117.7%         13,608
Non-trucking revenues,
  including VAS (1)           45,051       80.0%         25,028
Other operating revenues (1)   2,325       (0.1%)         2,327
                            --------                   --------
     Operating revenues (1) $425,409       15.6%       $368,034
                            ========                   ========

Average monthly miles per
  tractor                     10,186       (1.0%)        10,288
Average revenues per total
  mile (2)                    $1.357        5.9%         $1.281
Average revenues per loaded
  mile (2)                    $1.528        6.4%         $1.436
Average percentage of empty
  miles                        11.20%       3.5%          10.82%
Average trip length in
  miles (loaded)                 580       (5.2%)           612
Total miles (loaded and
  empty) (1)                 256,726        0.5%        255,382
Average tractors in service    8,401        1.5%          8,275
Average revenues per truck
  per week (2)                $3,190        4.9%         $3,041
Capital expenditures,
  net (1)                    $61,170                    $31,213
Cash flow from
  operations (1)             $37,161                    $58,576
Total tractors (at quarter
  end)
     Company                   7,535                      7,400
     Owner-operator              940                        925
                            --------                   --------
          Total tractors       8,475                      8,325

Total trailers (at quarter
  end)                        22,950                     22,110


(1)	Amounts in thousands.
(2)	Net of fuel surcharge revenues.


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                            Nine Months       % of      Nine Months       % of
                               Ended       Operating       Ended       Operating
                              9/30/04       Revenues      9/30/03       Revenues
                            -----------    ---------    -----------    ---------

Operating revenues           $1,222,804        100.0     $1,077,532        100.0
                            -----------    ---------    -----------    ---------

Operating expenses:
   Salaries, wages and
     benefits                   404,585         33.1        382,042         35.5
   Fuel                         151,102         12.3        120,252         11.2
   Supplies and maintenance     101,260          8.3         91,036          8.4
   Taxes and licenses            81,639          6.7         77,362          7.2
   Insurance and claims          57,192          4.7         55,468          5.2
   Depreciation                 107,143          8.8         99,410          9.2
   Rent and purchased
     transportation             208,968         17.1        157,439         14.6
   Communications and
     utilities                   13,861          1.1         12,315          1.1
   Other                         (2,306)        (0.2)        (1,079)        (0.1)
                            -----------    ---------    -----------    ---------
      Total operating
        expenses              1,123,444         91.9        994,245         92.3
                            -----------    ---------    -----------    ---------
Operating income                 99,360          8.1         83,287          7.7
                            -----------    ---------    -----------    ---------

Other expense (income):
   Interest expense                  11          0.0            867          0.1
   Interest income               (1,796)        (0.2)        (1,212)        (0.1)
   Other                            139          0.0             84          0.0
                            -----------    ---------    -----------    ---------
      Total other expense
        (income)                 (1,646)        (0.2)          (261)         0.0
                            -----------    ---------    -----------    ---------

Income before income taxes      101,006          8.3         83,548          7.7
Income taxes                     39,519          3.3         31,334          2.9
                            -----------    ---------    -----------    ---------
Net income                      $61,487          5.0        $52,214          4.8
                            ===========    =========    ===========    =========

Diluted shares outstanding       80,939                      81,703
                            ===========                 ===========
Diluted earnings per share         $.76                        $.64
                            ===========                 ===========

                                      OPERATING STATISTICS
                               (Nine Months Ended September 30)
                               YTD04        % Change        YTD03
                             ----------     --------     ----------
Trucking revenues, net of
  fuel surcharge (1)         $1,020,107        6.8%        $955,004
Trucking fuel surcharge
  revenues (1)                   71,612       52.0%          47,108
Non-trucking revenues,
  including VAS (1)             123,944       79.5%          69,031
Other operating revenues (1)      7,141       11.8%           6,389
                             ----------                  ----------
     Operating revenues (1)  $1,222,804       13.5%      $1,077,532
                             ==========                  ==========

Average monthly miles per
  tractor                        10,158        0.1%          10,148
Average revenues per total
  mile (2)                       $1.325        4.6%          $1.267
Average revenues per loaded
  mile (2)                       $1.494        5.4%          $1.418
Average percentage of empty
  miles                           11.30%       6.1%           10.65%
Average trip length in
  miles (loaded)                    583       (8.6%)            638
Total miles (loaded and
  empty) (1)                    770,063        2.1%         754,100
Average tractors in service       8,423        2.0%           8,257
Average revenues per truck
  per week (2)                   $3,105        4.7%          $2,966
Capital expenditures,
  net (1)                      $134,194                     $55,653
Cash flow from
  operations (1)               $161,669                    $157,747
Total tractors (at quarter
  end)
     Company                      7,535                       7,400
     Owner-operator                 940                         925
                             ----------                  ----------
          Total tractors          8,475                       8,325

Total trailers (at quarter
  end)                           22,950                      22,110


(1)	Amounts in thousands.
(2)	Net of fuel surcharge revenues.


                                                    BALANCE SHEET DATA
                                           (In thousands, except share amounts)



                                           9/30/04                 12/31/03
                                         -----------             -----------
                                         (Unaudited)
ASSETS

Current assets:
   Cash and cash equivalents                $105,489                $101,409
   Accounts receivable, trade,
     less allowance of $7,893
     and $6,043, respectively                182,014                 152,461
   Other receivables                          13,446                   8,892
   Inventories and supplies                    9,347                   9,877
   Prepaid taxes, licenses and permits         4,093                  14,957
   Other current assets                       24,751                  17,691
                                         -----------             -----------
      Total current assets                   339,140                 305,287
                                         -----------             -----------

Property and equipment                     1,336,606               1,261,252
Less - accumulated depreciation              500,011                 455,565
                                         -----------             -----------
      Property and equipment, net            836,595                 805,687
                                         -----------             -----------

Other non-current assets                      10,839                  10,553
                                         -----------             -----------
                                          $1,186,574              $1,121,527
                                         ===========             ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                          $44,793                 $40,903
   Insurance and claims accruals              57,960                  55,201
   Accrued payroll                            19,217                  15,828
   Current deferred income taxes              15,826                  15,151
   Other current liabilities                  18,389                  15,392
                                         -----------             -----------
      Total current liabilities              156,185                 142,475
                                         -----------             -----------

Insurance and claims accruals, net
  of current portion                          81,301                  71,301

Deferred income taxes                        203,756                 198,640

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     78,854,525 and 79,714,271 shares
     outstanding, respectively                   805                     805
   Paid-in capital                           108,563                 108,706
   Retained earnings                         667,984                 614,011
   Accumulated other comprehensive loss       (1,028)                   (837)
   Treasury stock, at cost;
     1,679,011 and 819,265 shares,
     respectively                            (30,992)                (13,574)
                                         -----------             -----------
      Total stockholders' equity             745,332                 709,111
                                         -----------             -----------
                                          $1,186,574              $1,121,527
                                         ===========             ===========


     Werner Enterprises is a full-service transportation company providing truckload and logistics services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload transportation companies with a fleet of 8,475 trucks and 22,950 trailers.

     Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.

     Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2003. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.